UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
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Securities Exchange Act of 1934

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CASAVANT MINING KIMBERLITE INTERNATIONAL, INC.
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January 30, 2003

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CASAVANT MINING KIMBERLITE INTERNATIONAL, INC.
1481 West Warm Springs Road
Suite 133
Las Vegas, NV 89014
(702) 650-0500

INFORMATION STATEMENT
AND NOTICE OF ACTIONS TAKEN
BY WRITTEN CONSENT BY THE MAJORITY STOCKHOLDERS

General Information

This information is being provided to the shareholders of Casavant Mining Kimberlite International, Inc. (the "Company"), a Nevada corporation (formerly known as Cyber Mark International, Inc. and formerly engaged in the electronic game industry) in connection with our prior receipt of approval by written consent, in lieu of a special meeting, of the holders of a majority of our common stock authorizing the election of a board of directors; appointment of executive officers; approval and ratification of the Board of Directors resolutions; approval and ratification of amendments to the articles of incorporation and by-laws; approval and ratification of negotiations for the acquisitions of certain public and private companies.

The shareholders holding shares representing in excess of 85.7% of the votes entitled to be cast at a meeting of the Company's shareholders, consented in writing to the proposed actions. The Company's Shareholder's called for and consented to this Special Meeting action on January 15, 2003.

The effective date of the election of the new board directors with respect to Urban Casavant, David DeSorneau and Dr. Rupert Perrin, will be immediately and with respect to Messrs. McFadden, Bending, Taulli and Dr. Hutchinson, the effective date will be 20 days after the execution of a definitive plan of merger and acquisition between the Company and Juina Mining Corporation (Pink Sheets "GEMM"), a Nevada corporation, which is expected to occur on or before March 1, 2003. If for any reason the merger with Juina Mining Corporation does not occur, then in said event the individuals nominated and elected may serve in the Director and/or executive officer capacities indicated herein, if mutually agreed to by the parties. If the shareholder action were not adopted by written majority shareholder consent, it would have been necessary for this action to be considered by the Company's shareholders at a special shareholder's meeting convened for the specific purpose of electing successor directors. This process would have taken more time and required the Company to solicit shareholder proxies for that purpose. This action, taken independently by a majority of Company shareholders, was seen as an urgent corporate matter by these majority shareholders.

Prior to November 25, 2002 (which is the effective merger date with the Casavant Mineral Claims (as defined) in Saskatchewan, Canada), the Company reported on its most recent Form 10-QSB (which was dated September 30, 2002) total assets of $344 in cash; total liabilities of ($1,672) for accounts payable; total stockholders' equity ($1,338); and total liabilities and stockholders' equity of $344. This was based on the Company's then current share capitalization which consisted of 500,000,000 shares of common voting stock at $.0001 par value with 352,223,510 shares issued and outstanding. This did not include preferred stock which consisted of 3,000,000 shares at $.001 par value. There was 1 share of preferred stock issued and outstanding. The Company further reported that it had experienced no sales; no revenues, and no operating expenses during the period. Further, in the auditor's notes, it reflected that the Company had been incorporated in Delaware on June 9, 1998 and that it had been subsequently reorganized on September 30, 2001. Thereafter, the Company changed from a Delaware corporation to a Nevada corporation on April 18, 2002. Articles of conversion from Delaware to Nevada were filed on that date. Articles of Incorporation in Nevada were filed on April 19, 2002. The full text of the Form 10-QSB dated September 30, 2002 should be read in its entirety and the summary above reflects only certain selected information and it is, therefore, not intended as a complete discussion of the Company's condition.

This majority shareholder action will permit the Company to continue to take actions necessary to effectuate the November 25, 2002 merger with the Casavant Mineral Claims, including but not limited to, steps necessary to promote its new diamond exploration, mining, branding, merchandising, and mergers and acquisition endeavors. In addition, the majority shareholder action will permit the Company to conclude negotiations with Juina Mining Corporation and other public and private companies in the mineral resource industry, including but not limited to, diamonds, gold and other metals such as zinc.

The elimination of the need for a special meeting of the shareholders to, in this case, elect directors and ratify certain amendments to the articles of incorporation and bylaws, is authorized by Section 78.320 of the Nevada Revised Statutes, (the "Nevada Law") as confirmed by the Opinion of Counsel. This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less that the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to this Section 78.320 of the Nevada Law, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to, among other things, elect directors. In order to eliminate the delays in time and costs involved in holding a special meeting and in order to install a Board of Directors, as early as possible in order to operate the Company, the Company's majority shareholders elected to utilize the written consent of the majority shareholders of the Company in lieu of a calling a special meeting of the shareholders.

The date on which this Information Statement will be sent to the shareholders is on, or about February 17, 2003. The record date established by the majority shareholders for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company was January 15, 2003, (the "Record Date").

Outstanding Voting Stock of the Company

In order to effectuate the merger with the Casavant Mineral Claims, the majority shareholders' holding more than 51% of the voting shares approved an increase in the authorized capital of the Company from 500,000,000 to 10,000,000,000 with the cancellation of all Preferred shares. Prior to this action, the Company had 3,000,000 Preferred shares authorized with 1 Preferred share issued and outstanding. This Preferred share had been purchased by the majority shareholders in 2001 for $235,000 from the Jarvis Entertainment Group, Inc., thereby giving them voting control of the Company.

On November 25, 2002, the Company's shares were valued at $0.0014 and the Casavant Mineral Claims were valued at over $10,000,000 in situ, but did not include pre-claims exploration, consulting and other expenses incurred (the "Additional Claims Expenses"). These Additional Claims Expenses were valued at $3,000,000 at the time of the merger.

As of the Record Date, there were 7,241,653,404 shares of Common Stock issued and outstanding. The Common Stock constitutes the outstanding class of voting securities of the Company. Each share of Common Stock entitles the holder to one (1) vote on all matters submitted to the shareholders.

Security Ownership of Certain Owners and Management

The following Table sets forth the Common Stock ownership information as of January 15, 2003, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each person intending to file a written consent to the adoption of the Amendment described herein, and (iv) all directors, executive officers and designated shareholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of each person named. Unless otherwise indicated, the business address of each person listed is 1481 West Warm Springs Road, Suite 133, Las Vegas, NV 89014.

Table 1. Beneficial Ownership (a)
	Shares Beneficially Owned	Percent of Class
Urban Casavant (1)(2)(3)	600,000,000	8.3%
Casavant Family As A Group (2)(4)(5)	170,300,000	2.4%
Majority Shareholders (2)(6)	6,988,191,000	85.8%
Total Consenting Shareholders		96.5%
Directors and Officers As a Group		8.3%

(1)   Directors and Officers

(2)   Consenting Shareholder

(3)   5% Beneficial Shareholder

(4)   Majority Shareholders As a Group

(5)   The Casavant Family consists of 22 members who are related to Urban Casavant. Their respective share holdings are reported separately from Urban Casavant. As a Group, the Casavant Family holds 10.7% of the Company's shares. Of this amount 100% are Rule 144 shares. There is no Casavant Family share pooling agreement, voting trust and/or other agreements relating to the shares in effect at this time. The Casavant Family includes: Albert Casavant (3,000,000); Brandy Casavant (2,000,000); Brad Casavant (500,000); Chantelle Casavant (2,000,000); Craig Casavant (2,000,000); Dale Casavant (50,000,000);Denise Casavant (30,000,000); Felix & Marlene Casavant (1,000,000); Gerry & Betty Casavant (300,000); Harvey & Gloria Casavant (1,000,000); Justin Casavant (2,000,000); Kyle Casavant (500,000); Marina Casavant (500,000); Max Casavant (10,000,000); Ray Casavant (3,000,000); Ron Casavant (30,000,000); Ryan Casavant (500,000); Trevor Casavant (2,000,000); and Vic Casavant (30,000,000).

(6)   Majority Shareholders (not including Urban Casavant and the Casavant Family) consists of individuals, corporations, trusts and other legal entities which do not control more than 4.9% of the Company's shares per shareholder. The Majority Shareholders acquired their shares by purchase in consideration of $2,000,000 in cash and the forebearance of monies due them for loans and services rendered in connection with the Casavant Mineral Claims and their assignment to the Company.

Total issued and outstanding shares as of January 15, 2003 was 7,241,653,404 common shares.

Purpose and Effect of the Board of Directors Election

On November 25, 2002 the Company agreed to acquire the Casavant Family Mineral Claims in certain kimberlite deposits located in the Province of Saskatchewan, Canada. The Mineral Claims were held in the name of five companies owned directly and/or beneficially by the Casavant Family and Morgain Minerals, Inc. (a company held by third parties with the claims under option). These companies include Commando Holdings, Ltd., Buckshot Holdings, Ltd., 101010307 Saskatchewan Ltd., 101012190 Saskatchewan Ltd., and 101027101 Saskatchewan Ltd. In addition, Fort a la Corne Diamond Fields, Inc. acted as the claims and exploration manager for the five companies above, as well as, the claims held by Morgain Minerals, Inc. Each of these companies have agreed to transfer 100% of the Mineral Claims to the Company in accordance with the Mineral Disposition Regulations of Saskatchewan, 1986.

On October 28, 2002, Fort a la Corne Diamond Fields, Inc. completed a report on the five parcels of mineral claims held by Commando Holdings, Ltd., Buckshot Holdings, Ltd., 101010307 Saskatchewan Ltd., 101012190 Saskatchewan Ltd., and 101027101 Saskatchewan Ltd. The report also covered the claims of Morgain Minerals, Inc. All of the parcels were registered between March 2001 and March 2002 as listed in Table 1.

Table 1 (1)
Registered Owner	Area(2)	Due Date (3)	Paid Cnd	USDollar
Buckshot Holdings Ltd. (50%) Commando Holdings Ltd. (50%)	78,177	March 2 and 9, 2003	$938,124	$614,037
101010307 Saskatchewan Ltd.	70,427	May 11, 2003	$845,124	$553,165
101012190 Saskatchewan Ltd.	81,568	August 16, 2003	$978,816	$640,629
101027101 Saskatchewan Ltd.	8,320	March 20, 2004	$ 99,840	$ 65,345
Morgain Minerals Inc. (4)	9,216	March 20, 2004	$110,592	$ 72,382
Total	247,708			$1,945,987

(1)   Table 1 was prepared by P. Robershaw, P. Geo. for Fort a la Corne Diamond Fields, Inc. in connection with the properties.

(2)   1 hectare equals 2.46 acres with 247, 708 hectares equaling 609,361.68 acres.

(3)   Based on U.S. Dollar/Canadian Dollar exchange rates, the amounts paid for the claims equals $1,945,987.00 USD as of January 30, 2002 exchange rates, but were valued at $2,000,000 USD on the date of the merger which is November 25, 2002.

(4)   The claims of Morgain Minerals Inc. are under option, but are included.

The claims comprise a substantial and largely contiguous land position in a favorable exploration setting in the vicinity of the Fort a la Corne kimberlite bodies. In all, the properties consist of 636 claims with a total area of 247,708 hectares (611,625 acres). The 5 properties are located in central Saskatchewan within 100 kilometers of the City of Prince Albert and are largely accessible by road. Mineral dispositions in Saskatchewan are administered by the Saskatchewan Industry and Resources ("SIR"). The properties fall entirely within the surveyed portion of the Province of Saskatchewan.

In 2003, expenditures of $2,762,064 Cnd ($1,807,469 USD) will be required to retain the claims. In 2004 and subsequent years (until 2012) the required assessment expenditure will be $2,972,496 ($1,945,133 USD). After ten years, the annual expenditure on the claims increases to $25 Cnd ($16.36 USD) per hectare. Grouping of contiguous claims is allowed to a maximum block size of 10,000 hectares. Reports submitted to the SIR in support of assessment filings are retained on a confidential basis for three years, or until the claims lapse whichever is earlier.

Claims are defined in terms of legal sections or subdivisions. Road allowances, typically 20m in width, fall between the sections and are separate legal entities. In 2001, Saskatchewan Energy and Mines (now Saskatchewan Industry Resources ("SIR") amended the description of mineral claims in the surveyed portion of the Province to allocate road allowances to adjacent claim holders so that claim coverage could be seamless.

The majority shareholders of the Company have taken the following action since the Acquisition Date.

Amended Corporate Charter

The corporate charter of Cyber Mark International, Inc., a Nevada corporation, was amended to reflect a name change to "Casavant Mining Kimberlite International, Inc." effective December 3, 2002.

The corporate charter was amended to increase authorize share capital to 10,000,000,000 common voting shares in order to effectuate the merger. This increase in share capital was necessary in order to complete the merger with the Casavant Mineral Claims since the value of the properties to be assigned to the Company exceeded its nominal cash reserves of $344 as reported in its 10-QSB dated September 30, 2002. All 3,000,000 Preferred shares were cancelled.

Casavant Mining Claims Merger Financings

In order to finance the merger with the Casavant Mining Claims, the majority shareholders' approved the Company's financing plan which to date totals $2,000,000 USD.

Directors Nominated and to be Elected by Majority Shareholders:

The following persons have been nominated to serve as Directors and executive officers of the Company. It should be noted that on November 25, 2002, Ian McIntyre resigned as the sole Director and Urban Casavant assumed the role of sole Director pending the election of a new Board of Directors. Mr. McIntyre subsequently agreed to continue as a Director for purposes of effectuating the merger with the Casavant Mineral Claims. Accordingly, Mr. McIntyre served as a Director and acted upon post merger matters (with Urban Casavant abstaining as a Director on matters relating to amendments to the corporate charter). However, Urban Casavant has served as interim President and Chief Executive officer and Carolyn Casavant, his wife, served as interim Executive Vice President until the majority shareholders' meeting on January 15, 2003.

Further, on November 26, 2002, the Company announced in a press release that Wesley Casavant, 22, had been appointed corporate treasurer. Wesley Casavant attends the University of Saskatchewan where he is completing his degree in commerce. Wesley Casavant has first hand knowledge of the Company's kimberlite fields in Canada having helped his parents Urban and Carolyn Casavant stake the Casavant Mineral Claims. Cindy Casavant (the daughter of Urban and Carolyn Casavant) was nominated as corporate secretary pending the Majority Shareholders meeting. Pending the completion of the negotiations to acquire Juina Mining Corporation, the Majority Shareholders approved these appointments on January 15, 2003.

Urban Casavant, Chairman of the Board of Directors.

Urban Casavant was appointed a Director and assumed the duties of the former sole director Ian McIntyre. Mr. Casavant acted as President and Chief Executive Officer and will continue in said capacity until the completion of the Juina Mining Corporation acquisition negotiations which is expected to occur on or before March 1, 2003. For the past 18 years, Mr. Casavant has been involved in exploration, mining and public companies.

Jay McFadden, Vice-Chairman and Chief Executive Officer (effective upon the Junia Mining Corporation merger).

Mr. McFadden was elected Vice-Chairman and appointed as the Company's Chief Executive Officer. James McFadden was formerly CEO and Chairman of Juina Mining Corporation. Mr. McFadden is a professional executive who attended Diablo Valley College, San Francisco, California majoring in Business Administration. He was recruited by Laughlin Associates, Inc. of Carson City, Nevada and served as Vice President of Sales for seven years. During this time, Mr. McFadden was responsible for developing strategic plans for corporate infrastructure on hundreds of start-up companies. Prior to being recruited by Laughlin Associates, Inc., Mr. McFadden was involved in the real estate mortgage and finance industry. He is married with two children and is very active in the community of Gardnerville, Nevada.

David Bending, President and Chief Operating Officer (effective upon the Juina Mining Corporation merger).

Mr. Bending was appointed to act as the Company's President and Chief Operating Officer. David A. Bending M.Sc., P.Geo. has 25 years of experience in mineral exploration and mining worldwide with emphasis on the Americas. He has a M.Sc. in Economic Geology and Geochemistry from the University of Toronto and a B.Sc. (Geology) from the University of Oregon. His career in exploration and management includes three years with Texasgulf Exploration, fourteen years with Homestake Mining Company and eight years in successful consulting and management of junior mining companies. He has been responsible for kimberlite and diamond discoveries in Canada and Brazil and metallic mineral deposits throughout the Americas. He currently manages a geological consulting practice based in Reno, Nevada, with clients and projects throughout the Americas. He is fully conversant in Portuguese, Spanish and French in addition to English and is familiar with mining law, mining development trends and business practices throughout the Americas.

Rick Taulli, Secretary (effective upon the Juina Mining Corporation merger).

Mr. Taulli was appointed to act as the Company's corporate Secretary. Mr. Taulli is an engineer who graduated from the University of California, Riverside with Bachelor of Science Honors in 1976. He has 28 years experience in the hydraulic engineering, mechanical engineering and research and development fields, and has been involved in the corporate environment, both professionally and personally, for over 20 years. He is presently a director of MultiSoft Internet International, Inc., Future Communications Group, Inc., Special Services, Inc., and Excelsior Management, LLC (Managing General Partner).

David DeSorneau, Director and Treasurer (effective immediately).

Mr. DeSorneau was appointed to act as the Company's Treasurer. Mr. DeSorneau, 56, is a resident of Las Vegas and a 32 year veteran of financial accounting systems. A graduate of New York University at Albany in accountancy, Mr. DeSorneau was originally hired by the Company as a financial systems consultant in December 2002.

Dr. Rupert Perrin, Director

Dr. Perrin was twice nominated for a Nobel Prize in science based on his development of specific methods of diagnosing various diseases in humans and animals. Dr. Perrin currently resides in Las Vegas, NV.

Born in 1929 in Havana, Cuba, his family moved to Jamaica in 1934. He was the youngest person to graduate from high school at the age of 15. In 1945, Dr. Perrin passed the Cambridge University Senior School Examination and he was awarded The Jamaica Scholarship to study at Oxford University in England. Graduating with high honors in organic and physical chemistry, he won a second scholarship to study at McGill Medical School in Montreal, Canada. Dr. Perrin earned his medical degree in 1953.

After medical school, Dr. Perrin returned to Jamaica for two years where he supervised a series of research projects sponsored by the British Commonwealth Special Funds. From 1959 to 1969, Dr. Perrin was both a teacher and researcher at the University of Southern California Medical School. During this time, Dr. Perrin founded his own private Endocrine Laboratory to develop and extract growth hormones from human pituitary glands to assist children with growth deficiencies. Today these hormone extracts are being promoted as an anti-aging treatment.

Dr. Perrin also developed in his private Endocrine Laboratory the first early pregnancy test and was the main source of antigens and antibodies used by other labs around the world. The PSA test is used to detect the presence of prostate cancer. Dr. Perrin major accomplishment in medicine was the identification Neopterin which plays a primary role in the organization and function of the immune system. Neopterin is a unique screening tool used to test the presence of AIDS and the HIV-1 virus in blood donors and organ transplant screening.

In 1983, Dr. Perrin received the Wisdom Award which is given to those persons who display excellence in various fields of study. The first recipients of the Wisdom Award included Albert Einstein, Linus Pauling, Samuel Golding, Dr. Jonas Salk, Dr. Armand Hammer, Harry S. Truman and Dwight D. Eisenhower. In 1989, Dr. Perrin was inducted into the New York Academy of Sciences. In 1999, Dr. Perrin was given an award by the Chinese government for advances in the science of Endocrinology.

Mark Hutchison, Ph.D., Director (effective upon the Junia Mining Corporation merger).

Mark Hutchison graduated from the University of Edinburgh with Bachelor of Science Honors in Geology in 1993. For the past ten years Dr. Hutchison has been working on diamond research and has in-depth knowledge of diamonds from the Juina area, having completed his Ph.D. on the subject in 1997. Since this time, Dr. Hutchison has been working as a Research Associate for the University of Arizona's Lunar and Planetary Laboratory and is currently on sabbatical at the Institute of Advanced Studies in Canberra, Australia. As a research scientist, he has directed work on projects including the controls of impurities in natural and synthetic diamonds, diamond growth at high pressure and temperatures and the mechanisms influencing "prospectivity" of deep sourced diamonds. Dr. Hutchison has been an invited lecturer on deep mantle diamonds at several institutions, has served as a chair for the American Geophysical Union and has been made an Honorary Associate of the University of Sydney. Dr. Hutchison has worked closely with Juina Mining Corp. since 1999 on issues of funding, "prospectivity" and marketing of Juina's diamonds initially on a consultancy basis before his appointment to its Board.

Director and Management Contracts

To date, there are no written contracts setting forth Director's fees and/or executive compensation packages. With respect to Messrs. McFadden, Bending, and Taulli who currently serve in managerial positions with Junia Mining Corporation any contracts negotiated with the Company will be effective only upon completion of merger and acquisition negotiations with Juina Mining Corporation.

Effective January 15, 2003, Mr. McIntyre ceased acting as a Director with the consent of the Company. Mr. McIntyre had resigned as a Director at the time of the merger with the Casavant Mining Claims, but agreed to remain as a Director of the Company until the majority shareholders' meeting. There was no written contract between the Company and Mr. McIntyre in his role as Director. Mr. McIntyre continues to be a shareholder in the Company.

Independent Auditor

On January 15, 2003, the Majority Shareholders accepted the resignation of David E. Coffey, 6767 West Tropicana Boulevard, Suite 216, Las Vegas, NV 89103. Mr. Coffey stated that his resignation was based on his limited staff and the location of the Company's assets in Canada. Mr. Coffey expressed no disagreements with the Company's accounting practices or any other matter. The majority shareholders approved the appointment of David DeSorneau to chair the selection committee for a new independent auditor for the Company.

New CUSIP No. and New Trading Symbol

On January 15, 2003, the Majority Shareholders approved the Company's efforts to obtain a new CUSIP Number and trading symbol following its name change.

Transfer Agent

On January 15, 2003, the Majority Shareholders approved the Company's selection of First Global Stock Transfer, LLC, 7341 West Charleston Boulevard, Suite 130, Las Vegas, NV 89117 as the new transfer agent.

Mergers and Acquisitions

Juina Mining Corp.

As previously announced on December 4, 2002, the Company entered into a Letter of Intent to acquire Juina Mining Corp. (Pink Sheets "GEMM"), a diamond company with working interests in producing diamond fields in Brazil. The negotiations are still on-going with no definitive closing date. The election of Messrs. McFadden, Bending, and Taulli are subject to the completion of a definitive agreement between the Company and Juina Mining Corporation. The Company believes that these negotiations should be completed before March 1, 2003.

Other Mining Claims

As previously announced on January 6, 2003, the Company is negotiating to acquire zinc claims in Saskatchewan, Canada. The acquisition of the zinc claims is still in negotiations with no definitive closing date.

Pink Sheet Acquisition

As previously announced on January 6, 2003, the Company is negotiating with a Pink Sheet listed company as an acquisition and merger opportunity. To date, the negotiations are on-going with no definitive closing date.

Acquisition of Jade

On December 30, 2002, the company acquired Fifty Million Dollars ($50,000,000) worth of Ancient Chinese Jade as appraised by Elizabeth Childs-Johnson, from Opal Financial and Development Corporation, for a total of Five Hundred Million Shares (500,000,000) of common stock of the corporation. The company intends to use the Jade for forthcoming exhibitions in conjunction with Casavant Diamonds to promote the Casavant name.

Representative Office in Antwerp, Belgium

As previously announced on December 9, 2002, the Company announced that it was sponsoring a representative office in Antwerp, Belgium. The purpose of the representative office is to promote the "Casavant" brand of diamonds and to assist in the support of worldwide measures to promote "conflict free" diamonds. The representative office is still pending with no definitive operational date.

CMKI Website

As previously announced on December 12, 2002, the Company was launching a website. The website is currently under construction with no definitive operational date.

Share and Cash Dividend Policy

As previously announced on January 7, 2003, the Company approved a mandatory cash and share dividend policy. At the majority shareholders' meeting it was determined that the dividend policy should be reviewed by the newly elected Board of Directors. Until such review has been completed, there will be no mandatory dividend policy in effect.

Exploration Program 2003

As previously announced on December 2, 2002, the Company was negotiating for a drilling rig and proposed a drilling budget of $8,000,000 Cnd or $5,334,000 USD. At the majority shareholders' meeting it was determined that the Exploration Program for the Company's Casavant Mineral Claims in the Fort a la Corne area would require more than one drilling rig. Pending budget approval, the drilling rig and other equipment necessary for the exploration program will be deferred. The Company believes that it will need an exploration budget of $5,000,000 USD in 2003 for the Casavant Mineral Claims in the Fort a la Corne araa. Of this amount $1,807,469 USD are mandated expenditures by the SIR to retain the claims.

The Exploration Program consists of drilling core samples in the Company's Casavant Mineral Claims in the Fort a la Corne area after reviewing historic air and ground exploration efforts by others. Historically, the presence of diamondiferous kimberlite in Saskatchewan was unknown until Monopros, the Canadian subsidiary of De Beers, discovered an exposure of diamondiferous kimberlites in a regional prospecting program in 1987.

In 1988, Uranerz Exploration and Mining located kimberlites in the Fort a la Corne ares 60 kilometers east of Prince Albert, Saskatchewan. The 71 kimberlite bodies were detected after detailed aeromagnetic surveys of the area using the available GSC (1960's era) regional aeromagnetic coverage. The main group of kimberlites is located with the Fort a la Corne Provincial Forest and forms a north-northwest cluster approximately 32 kilometers in length, extending from the Saskatchewan Rive to Highway 55 near Shipman. Smaller outlying kimberlite clusters occur near Weirdale in the West, near Foxford in the north and near Snowden in the northeast. The kimberlite bodies are grouped more densely in the south, and spaced out more irregularly towards the north. A group of very large kimberlite bodies occurs in the southern part of this trend.

During the period 1988 to 2001, Saskatchewan Industry and Resources reports over $59,000,000 in diamond exploration monies being spent by 128 operators. The greatest activity was during 1993 and 1994 with the Snowden south area extension being explored by Cameco De Beers/Kensington JV. Between 1997 and 1999, activities in the major Saskatchewan exploration projects declined. During the same period of time, exploration projects in the Northwest Territories increased due to the discovery of diamondiferous kimberlite bodies.

Neither the Company nor the Casavant Mineral Claims holders have performed kimberlite exploration work on the current properties acquired during the merger. Information on the current properties submitted to the Saskatchewan Industry and Resources by others in fulfillment of assessment requirements may not contain the results of all work actually completed.

Open files at the Saskatchewan Industry and Resources reports 6 aeromagnetic surveys completed within and peripheral to the five properties of interst. Over 90% of the properties were covered by these surveys. The results of the surveys is available from the SIR as paper prints of total contour magnetic field contour maps. In most cases, vertical magnetic gradient contour maps are also available from SIR. The 1990 aeromagnetic surveys indicated broad mag high features which were interpreted as basement-type signatures. The targets were not drilled and the claims were allowed to lapse. The 1993 aeromagnetic surveys had higher quality data set, but was not made available in the public domain in digital form for further processing. However, the contour maps are a useful starting point for further search for subtle anomalies. Ground magnetometer surveys are reported in the SIR Open File with 17 reports and 34 ground mag surveys completed since as early as 1889.

SIR Open Files contain records of 4 prior mineral exploration holes within the Buckshot Holdings Ltd./Commando Holdings Ltd. and 101012190 Saskatchewan Ltd. claims. One hole was drilled by Uranerz in 1992 and the remaining 3 holes were completed by Rhonda Mining in 1993. Other than the 251 drillholes that have been completed on the Fort a la Corne JV kimberlite bodies since 1989, and the 31 drillholes reported to date by Shore Gold at the Star Kimberlite property, an additional 14 exploration holes have been reported by other operators in the vicinity of the 5 properties. Drillhole OFS93-012 in Section 5, Twp 52, Rge 21, W2 (3 kilometers east of Foxford), intersected kimberlite and intercalated sediments in Lower Colorado shales from 179.45 to 211.94 meters. Depth to bedrock was 109.96 meters. The hole ended at 299.0 meters. A 20.77 kilogram sample of kimberlite yielded 3 microdiamonds. Additional kimberlites were intersected by Rhonda Mining Corp. in 1993 with a total of 21 microdiamonds recovered from 100 kilograms of kimberlite at drillhole OFS93-04 (SIR Open File 73H07-0018. However, there were a significant number of drillholes that failed to intersect kimberlites on the 5 properties despite reports filed with the SIR by others of the discovery of diamondniferous kimberlites on peripheral properties.

A 28 page report (not including exhibits) discussing the diamond exploration potential of the five properties was prepared by P. Robertshaw, P. Geo in October 28, 2002 for Fort a la Corne Diamond Fields, Inc. (which is one of the companies acquired by the Company). The full text of this report is attached to this Schedule 14C as an exhibit. The majority shareholders approved a full review of the Robertshaw Report before embarking on the Company's exploration program. It was further noted by the majority shareholders that new magnetic and non-magnetic testing procedures should be reviewed by management in connection with the Casavant Mineral Claims in the Fort a la Corne area as part of their overall review of the Robertshaw Report historical exploration data on file with the SIR.

Private Placement Financings

The majority shareholders approved the Company's private placement financing which to date has raised $2,000,000 through the sale of 560,000,000 common voting shares at $0.0143 per share. The proceeds have been used to pay for the monies due under the terms of the Casavant Mineral Claims Merger Agreement and to secure general operating capital for the Company. The Company issued the shares in an exempt transaction to certain accredited investors. As further consideration, the investors were assigned a 2% Net Profit Interest Royalty or "NPI Royalty" as defined in the Casavant Mineral Claims Merger Agreement. All of the shares issued were issued under Rule 144.

In addition, the majority shareholders approved the Company's time-shared acquisition on December 30, 2002 of an ancient Chinese jade collection appraised by experts at $50,000,000 in return for 500,000,000 common voting shares. The Company believes that the jade collection will provide it with both a $50,000,000 asset base for reporting purposes and it will also serve as the centerpiece for a traveling jade museum show in venues throughout North America, including Las Vegas, NV (where major hotels and casinos have offered world master artwork collections, treasuries of the Russian Czars, treasurers from the Titanic, and motorcycle collections as revenue generating tourist attractions.

Conclusion

As a matter of regulatory compliance, we are sending you this Information Statement, which describes the purpose and effect of the majority shareholder action. Your consent to this action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide CMKI's stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

Date: January 30, 2003	Casavant Mining Kimberlite International, Inc. /s/ Urban Casavant By: Urban Casavant Title: Chairman, President and Chief Executive Officer

Exhibit No. 5

Letter of Resignation of Auditor

Exhibit No. 10.1

Casavant Minerals Claims Purchase and Exploration Rights Agreement Subject to Finder's Royalty with Registration Rights Agreement Annexed

Exhibit No. 16

Opinion of Nevada corporate counsel re Majority Shareholders' Meeting

Exhibit No. 99

Report on the Diamonds Exploration Potential of Five Properties in the Fort a la Corne area, Saskatchewan on behalf of Fort a la Corne Diamond Fields Inc. dated October 28, 2002 (P. Robertshaw, P. Geo, Robertshaw Geophysics) (Attached as PDF File)